Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Auditor" in the Registration Statement on Form F-10 and related base shelf prospectus of Oncolytics Biotech Inc. (“Oncolytics”) for the registration of Common Shares, Subscription Receipts, Warrants and Units, up to an aggregate initial offering price of Cdn. $150,000,000 and to the incorporation by reference therein of our report dated March 12, 2014, with respect to the consolidated financial statements of Oncolytics, and the effectiveness of internal control over financial reporting of Oncolytics included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Calgary, Canada	Signed “Ernst & Young LLP”
July 25, 2014	Chartered Accountants